Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS 4Q2004 AND FY2004 RESULTS

Salix Achieves Full Year Profitability and Delivers $0.18 EPS

Salix Surpasses $100 Million Product Revenue

2005 Guidance of $150-$155 Million Product Revenue and at Least $0.60 EPS

RALEIGH, NC, February 15, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2004.

Highlights for 2004 include:

•	Fourth quarter product revenues increased 67% compared to 4Q03;

•	FY2004 product revenue increased 82% compared to FY2003;

•	Full year profitability and $0.18 EPS;

•	XIFAXAN™ (rifaximin) tablets 200 mg granted marketing approval by U.S. FDA in May;

•	ANUSOL-HC® and PROCTOCORT® acquired in June; and

•	Granulated Mesalamine Phase III clinical trials initiated in December.

Total product revenue was $28.9 million for the fourth quarter of 2004 compared to $17.2 million for the fourth quarter of 2003. This represents a year-over-year increase of 67%. Total product revenue for 2004 was $101.7 million, a year-over-year increase of 82%. Sales of COLAZAL® generated product revenue of $26.4 million for the fourth quarter of 2004 compared to $17.2 million for the fourth quarter of 2003. This represents an increase of 54% over the prior year. COLAZAL revenue for 2004 was $85.4 million, an increase of 53%, compared to $55.8 million for 2003. XIFAXAN revenue for 2004 was $9.8 million. XIFAXAN was launched in July 2004 and 21,900 prescriptions were written during the year. Total cost of products sold was $6.5 million for the fourth quarter of 2004 and $21.8 million for the year. Gross margin on total product revenue was approximately 77.5% for the fourth quarter and 78.6% for the year. The Company reported net income of $3.6 million, or $0.09 per share, fully diluted, for the fourth quarter and a full year net income for the year ended December 31, 2004 of $6.8 million, or $0.18 per share, fully diluted. Research and development expenses were $5.7 million for the fourth quarter of 2004, compared to $6.5 million for the prior year period. Research and development expenses totaled $20.4 million for 2004, compared to $23.7 million for 2003. Selling, general and administrative expenses were $12.6 million for the fourth quarter of 2004 and $54.1 million for the year, compared to $10.3 million and $38.6 million for the corresponding periods of 2003. The 40% increase in selling, general and administration for 2004 compared to 2003 is primarily due to XIFAXAN launch activities.

Cash, cash equivalents and investment were $52.1 million on December 31, 2004.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “Salix achieved two important financial milestones during 2004 – surpassing the $100 million mark in net sales and attaining profitability for the year. COLAZAL revenue is funding our business, and our infrastructure is basically in place. We believe we are now in a position to leverage our infrastructure, and we intend to deliver increasing return to our stockholders as revenue from the sale of XIFAXAN, COLAZAL and our other products should increase at a faster rate than operating expenses.

“Based upon information currently available, we expect total Company product revenue for 2005 to be in the range of $150 to $155 million. Additionally, we believe we will be able to deliver earnings per share of at least $0.60, on a fully diluted basis, assuming a 5% tax rate for 2005, for the entire year ending December 31, 2005. Based upon information currently available, we expect selling, general and administrative expenses for 2005 to increase nominally over the 2004 level, and we expect research and development expenses for 2005 to increase substantially over the 2004 level.”

Carolyn Logan, President and Chief Executive Officer, stated, “2004 was a very productive and momentous year for Salix highlighted by the approval of XIFAXAN. The approval of two products, XIFAXAN and COLAZAL, in a period of four years is a truly remarkable achievement for a company of our size. Our success to date is rather remarkable considering that in January 2001, when we launched COLAZAL to gastroenterologists, few of those physicians had ever heard of COLAZAL or Salix. We’ve certainly come a long way since then – a journey of which we are very proud. The expansion of our product portfolio to five products – COLAZAL, XIFAXAN, AZASAN®, ANUSOL-HC and PROCTOCORT – during 2004 is a noteworthy accomplishment as well.

“COLAZAL continues to provide a strong foundation for our business. Prescription growth was strong during 2004, increasing 19% compared to 2003. We continue to believe that COLAZAL will be at least a $100 million product in 2005 – its fifth year on the market. We also are continuing work on the life cycle management program for COLAZAL. During the fourth quarter, patient enrollment began in the COLAZAL pediatric trial and patient enrollment also began in two Phase III trials for granulated mesalamine.

“XIFAXAN continued to be the focus of the Company’s efforts during the fourth quarter of 2004. An extensive educational effort will continue during 2005 in which key opinion leaders and other leading specialists are educating their peers about XIFAXAN. We are confident that the efficacy and tolerability of XIFAXAN will speak for itself as physicians gain first-hand experience with this unique, nonsystemic, gastrointestinal selective antibiotic available in the U.S. We also continued our efforts in the life cycle management program for XIFAXAN during 2004. We met with the FDA in December to discuss our development plan regarding XIFAXAN for the treatment of hepatic encephalopathy. We also discussed our pediatric development plan with the FDA and intend to initiate the pediatric trial during 2005. We have been pleased with the high level of interest in and investigation of XIFAXAN by investigators within the medical community. Two studies, conducted by Drs. Herbert DuPont and David Taylor, investigating the prophylactic use of XIFAXAN were completed and reported during 2004 and provide a powerful case for the development of XIFAXAN as a prophylactic agent. Dr. Mark Pimentel’s investigation of the treatment of small intestinal bacterial overgrowth in irritable bowel syndrome patients continued during 2004 and should be completed during the first quarter of 2005. In addition to these important studies, several other investigators either initiated studies during 2004 or intend to initiate studies in 2005 to investigate the use of XIFAXAN in a variety of indications. Several posters reporting on completed investigator-initiated studies will be presented in May 2005 at Digestive Disease Week.

“Last month Dr. Bill Forbes joined Salix as Vice President, Research and Development and Chief Development Officer. In this capacity, Dr. Forbes will lead the Company’s efforts to maximize the commercial potential of our products.

“I would like to thank our employees for their contributions to the Company’s success in 2004, and I would also like to thank our stockholders for their ongoing support.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, February 15, 2005. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 500-0177 (U.S. and Canada) or (719) 457-2679 (international.) The access code for the call is 9849935. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 9849935.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team.

Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets AZASAN® (azathioprine tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark of aaiPharma Inc.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2004 (unaudited)	December 31, 2003 (unaudited)	December 31, 2004 (unaudited)	December 31, 2003 (audited)
Revenues:
Product revenue	$28,852	$17,228	$101,697	$55,807
Revenue from collaborative agreements	—	—	3,799	—

Total revenues	28,852	17,228	105,496	55,807

Operating Expenses:
Cost of products sold	6,504	4,106	21,754	13,226
License fees and costs related to collaborative agreements	—	31	1,837	125
Amortization of intangible assets	381	—	762	—
Research and development	5,671	6,543	20,366	23,654
Selling, general and administrative	12,569	10,289	54,128	38,635

Total costs and expenses	25,125	20,969	98,847	75,640

Income (loss) from operations	3,727	(3,741)	6,649	(19,833)
Interest and other income/(expense), net	154	88	598	(268)
Income tax expense	303	—	408	—

Net income (loss)	$3,578	$(3,653)	$6,839	$(20,101)

Net income (loss) per share, basic	$0.10	$(0.11)	$0.19	$(0.61)

Net income (loss) per share, diluted	$0.09	$(0.11)	$0.18	$(0.61)

Weighted average shares outstanding, basic	36,404	34,417	36,112	32,793

Weighted average shares outstanding, diluted	38,702	34,417	38,930	32,793

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004 (unaudited)	December 31, 2003 (audited)
Assets
Cash, cash equivalents and investments	$52,108	$64,807
Accounts receivable, net	10,457	3,598
Inventory, net	26,655	16,094
Other assets	18,644	6,353

Total Assets	$107,864	$90,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$21,177	$13,360
Deferred revenue	—	3,557

Total current liabilities	21,177	16,917

Common stock	37	36
Additional paid-in-capital	171,214	165,281
Other comprehensive loss	(676)	(655)
Accumulated deficit	(83,888)	(90,727)

Total stockholders’ equity	86,687	73,935

Total Liabilities and Stockholders’ Equity	$107,864	$90,852